Exhibit 10.28

DATED 18 JANUARY 2002

Crawford & Company Adjusters (U.K.) LIMITED

and

Mr Ian Muress

SERVICE AGREEMENT

Registered Office • Crawford & Company Adjusters (UK) Ltd, Trinity Court, 42 Trinity Square, London EC3N 4TH • Registered in England No. 2908444

1	DEFINITIONS AND INTERPRETATION	2

2	TERMS OF EMPLOYMENT	3

3	DUTIES	3

4	HOURS OF WORK	4

5	GRATUITIES AND CODES OF CONDUCT	4

6	REMUNERATION	4

7	PENSION SCHEME	5

8	OTHER BENEFITS	6

9	EXECUTIVE PERQUISITES	6

10	STOCK OPTIONS	7

11	COMPANY CAR/CAR ALLOWANCE	7

12	EXPENSES	8

13	HOLIDAYS	8

14	ILLNESS	9

15	RESTRICTIONS DURING EMPLOYMENT	10

16	INTELLECTUAL PROPERTY	11

17	CONFIDENTIALITY	12

18	DATA PROTECTION	13

19	MONITORING	13

20	TERMINATION OF EMPLOYMENT	13

21	SUSPENSION	15

22	RESIGNATION AND RETURN OF COMPANY PROPERTY	15

23	RECONSTRUCTION OR AMALGAMATION	16

24	RESTRICTIONS	16

25	SEVERABILITY	18

26	THIRD PARTIES	18

27	NOTICES	18

28	STATUTORY INFORMATION	19

29	MISCELLANEOUS	19

SCHEDULE 1		20

Statement Of Particulars Pursuant To The Employment Rights Act 1996		20

SCHEDULE 2 - Bonus Scheme		21

THIS AGREEMENT is made on

BETWEEN:

(1)	Crawford & Company Adjusters (U.K.) Limited whose registered office is at Trinity Court, 42 Trinity Square, London EC3N 4TH (the “Company”); and

(2)	Ian Muress (the “Executive”) of [redacted]

RECITAL

The Company shall employ the Executive and the Executive shall serve the Company as Director of the Company on the following terms and subject to the following conditions (the “Agreement”):

IT IS AGREED AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context otherwise requires the following expressions shall have the following meanings:

“Associated Company”

(a)	a company which is not a Subsidiary of the Company but whose issued equity share capital (as defined in s744 of the Companies Act 1985) is owned as to at least twenty per cent (20%) by the Company or one of its Subsidiaries; or

(b)	a Subsidiary (as defined below)

“Board”

the board of directors for the time being of the Company;

“Group”

the Parent, Company and its subsidiaries and Associated Companies for the time being and “Group Company” means any one of them;

“Parent”

Crawford & Company International Inc and Crawford & Company Inc or any other company which is for the time being the ultimate holding company of the Company within the meaning of s736 of the Companies Act 1985.

“Regulations”

the Working Time Regulations 1998.

“Subsidiary”

a Subsidiary within the meaning of s736 of the Companies Act 1985.

1.2	Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it.

1.3	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

1.4	References in this Agreement to a person include a body corporate and an incorporated association of persons and references to a company include any body corporate.

1.5	Where appropriate, references to the Executive include his personal representatives.

2	TERMS OF EMPLOYMENT

2.1	The employment of the Executive commences on 17 August 2002 (the “start date”) and subject to termination as provided below shall be for an indefinite period terminable by either party giving to the other 6 months notice in writing.

2.2	Notwithstanding clause 2.1 above the employment of the Executive shall automatically terminate on the day when the Executive reaches age 65 or the normal retiring age applicable to directors of the Company from time to time (whichever is the earlier).

2.3	The Executive represents and warrants that he is not bound by or subject to any contract, court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or performing his duties under it from the start date.

3	DUTIES

3.1	The Executive shall during his employment under this Agreement:

3.1.1	perform the duties and exercise the powers which the President of International Operations may from time to time properly assign to him in his capacity as U.K. Managing Director of Claims Management Services & Risk Management Services or in connection with the conduct and management of the business of the Company or the business of any Group Company (including serving on the board of such Group Company or on any other executive body or any committee of such a company); and

3.1.2	do all in his power to promote, develop and protect the business of the Company and any Group Company and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the President of International Operations.

3.2	The Executive shall give to the President Of International Operations, the Board and Parent such information regarding the affairs of the Company as it shall require, and in any event, report regularly and keep the President of International Operations, the Board and Parent informed.

3.3	The Executive shall carry out his duties and exercise his powers jointly with any other executive(s) appointed by the President of International Operations, the Board and/or

Parent to act jointly with him and the President of International Operations, the Board and/or Parent may at any time require the Executive to cease performing or exercising the said or any duties or powers.

3.4	The Executive shall work in any place within the United Kingdom which the President of International Operations, the Board and/or Parent may require and he may be required to travel abroad when required by the Company/Group for the proper performance of his duties.

3.5	If the Company requires the Executive to work permanently at a place which necessitates a move from his present home address, the Company will reimburse the Executive for all eligible removal expenses as set out in Part IV of Schedule 11A to the Income and Corporation Taxes Act 1988 directly and reasonably incurred as a result of the Company’s requirement up to the maximum permitted and in line with the rules outlined within the Company’s relocation policy at the time.

4	HOURS OF WORK

4.1	The Executive shall have no normal hours of work but is required to devote such time to his work as is necessary for the proper performance of his duties. Normal office hours are 9.00am to 5.00pm Monday to Friday.

5	GRATUITIES AND CODES OF CONDUCT

5.1	The Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity in cash or in kind from any person who has or is having a business relationship with the Company or any Group Company.

5.2	The Executive shall comply (and procure that his spouse and minor children shall comply) with all applicable rules and regulations of the London and New York Stock Exchanges, the Listing Rules of the United Kingdom Listing Authority, and any codes of conduct of the Company/Group for the time being in force and any other relevant regulatory authority, whether U.K. or U.S based.

6	REMUNERATION

6.1	The Company shall pay to the Executive a salary at the rate of one hundred and fifty thousand pounds (£150,000) gross per year inclusive of any directors’ fees payable to him.

6.2	The Executive’s salary shall accrue from day to day and be payable by equal monthly installments in arrears on the 27th day of each month.

6.3	The Executive’s salary shall be reviewed once in every year; the first review to be on or about January 2003. The undertaking of a salary review does not confer a contractual right (whether express or implied) to any increase in salary and the Executive acknowledges that any salary increase is at the discretion of the Company.

6.4	The Company may, at its absolute discretion, pay to the Executive a bonus and/or incentive compensation payment of such amount payable at such time(s) as may from time to time be determined by the Board/Parent. The details of the current Executive Incentive compensation scheme are set out in Schedule 2 to this Agreement.

6.5	Entitlement to any bonus or incentive compensation payment including the one year exceptional bonus scheme referred to in clause 6.6 below (the ‘one year’ bonus) is conditional upon the Executive being employed (and not under notice whether given by the Executive or the Company) at the date when payment of the bonus or incentive compensation payment, if any, is made. The Executive acknowledges that the termination of the Executive’s employment whether lawful or unlawful prior to the date of payment of any bonus and/or incentive compensation payment shall not in any circumstance give rise to a claim by the Executive for compensation in lieu of such bonus/incentive compensation payment or compensation to cover the loss of opportunity to earn such bonus/compensation payment.

6.6	It has been agreed that the Executive shall participate in the one year bonus from the date of joining in addition to the bonus referred to in clause 6.4 above. Under this one year bonus, the Executive shall be entitled to 1% of the increase in total UK net revenue from 1 November 2002 to 31 October 2003 as defined by the President of International Operations (the “total UK net revenue”). The total UK net revenue over the period 1 November 2000 to 31 October 2001 will be notified in writing to the Executive as soon as possible after signed acceptance of the terms of this agreement, in order that any increase in net revenue (total UK billings minus VAT, third party disbursements and plus/minus any alterations in WIP) over the period 1 November 2002 to 31 October 2003 can be measured against this benchmark. The decision relating to the payment of any bonus will be taken by the President of International Operations, whose decision is final and binding. Any bonus payable will be made within 8 weeks of 31 October 2003.

6.7	The Executive shall receive an advance guaranteed payment of £50,000 less the usual deductions for tax and national insurance at the date of joining. The gross amount of this sum will be deducted from any payments made under clauses 6.4, 6.5 and 6.6 above in respect of any bonus or incentive compensation payment, regardless of the timing of those payments, until this sum has been recovered, after which time all further payments will be made to the Executive in the normal way.

6.8	None of the bonus and incentive compensation payments including the one year exceptional bonus scheme shall be included when calculating the Executive’s pensionable income.

7	PENSION SCHEME

7.1	The Company currently operates a contributory pension scheme, Crawford & Company Adjusters (U.K) Ltd Group Personal Pension Plan (the “Pension Scheme”). The Executive has received an outline description of the terms of the Pension Scheme in the form of the member’s explanatory booklet. The full terms are set out in the trust deeds and rules governing the Pension Scheme. Copies of those documents are available to the Executive on request.

7.2	The Executive is entitled to become a member of the Pension Scheme subject to its terms and Inland Revenue limits. The Executive will be expected to contribute a minimum of 5% of his salary into the Pension Scheme on a monthly basis. The Company will contribute 10% of the Executive’s monthly salary into the Pension Scheme on a monthly basis. The Company shall deduct from the Executive’s salary any contributions payable by him from time to time to the Pension Scheme or any other pension scheme of the Group of which he becomes a member.

8	OTHER BENEFITS

8.1	The Executive is entitled to membership of the following schemes (each referred to below as an “insurance scheme”):

8.1.1	a medical expenses insurance scheme providing such cover for the Executive as the Company may from time to time notify to him. Cover for spouse and children can normally be purchased at the Executive’s own expense;

8.1.2	a salary continuance or long-term disability insurance scheme providing such cover for the Executive as the Company may from time to time notify to him;

8.1.3	a life insurance scheme under which a lump sum benefit shall be payable on the Executive’s death while the Agreement continues; the benefit of which shall be paid to such dependants of the Executive or other beneficiary as the trustees of the scheme select at their discretion, after considering any beneficiaries identified by the Executive in any expression of his wishes delivered to the trustees before his death. The benefit is equal to 4 times the Executive’s basic annual salary at his death but basic annual salary for this purpose shall not exceed the Inland Revenue limits;

8.1.4	a personal accident insurance scheme providing such cover for the Executive as the Company may from time to time notify to him.

8.2	Benefits under any insurance scheme shall be subject to the rules of the scheme(s) and the terms of any applicable insurance policy and are conditional upon the Executive complying with and satisfying any applicable requirements of the insurers. Copies of these rules and policies and particulars of the requirements shall be provided to the Executive on request. The Company shall not have any liability to pay any benefit to the Executive under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme.

8.3	Any insurance scheme which is provided for the Executive is also subject to the Company’s right to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme at any time if in the opinion of the Board/Parent the state of health of the Executive is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable to a person of the Executive’s age.

8.4	The provision of any insurance scheme does not in any way prevent the Company from lawfully terminating this Agreement in accordance with the provisions of this Agreement even if to do so would deprive the Executive of membership of or cover under any such scheme.

9	EXECUTIVE PERQUISITES

9.1	The Executive is entitled to the perquisites outlined within the Executive Benefit Program in place at the time. The details of current perquisites are provided separately to this document and may change from time to time.

9.2	In the case of benefits being provided both at a U.K level and as part of the Perquisites, the greater of the two will apply.

9.3	Benefits under any perquisite scheme shall be subject to the rules of the scheme(s) and the terms of any applicable insurance policy and are conditional upon the Executive complying with and satisfying any applicable requirements of the Company and/or insurers. Copies of these rules and policies and particulars of the requirements shall be provided to the Executive on request. The Company shall not have any liability to pay any benefit to the Executive under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme.

9.4	Any individual perquisite (or benefit scheme under the program) which is provided for the Executive is also subject to the Company’s right to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme at any time.

9.5	The provision of any perquisite scheme does not in any way prevent the Company from lawfully terminating this Agreement in accordance with the provisions of this Agreement even if to do so would deprive the Executive of membership of or cover under any such scheme.

10	STOCK OPTIONS

10.1	The Executive shall be entitled to participate in the Key Employee Stock Option Plan in force at the time subject to the plan rules applicable to such scheme as amended or varied from time to time at the Company’s discretion. The Executive shall not be entitled to any compensation for the loss of this benefit or the loss of opportunity to benefit on termination of this Agreement, whether the Agreement is lawfully terminated or not.

10.2	In addition to the Key Employee Stock Option Plan outlined in clause 10.1 above, the Executive will be granted 10,000 Crawford & Company stock options (“A” shares) on joining the Company on a one-off and exceptional basis, subject to the valuation of such options at the Executive’s start date and the rules applicable at the time. The Executive shall not be entitled to any compensation for the loss of any opportunity to benefit from any stock options held, in whatever form on termination of this Agreement, whether the Agreement is lawfully terminated or not.

11	COMPANY CAR/CAR ALLOWANCE

11.1	The Company shall provide the Executive with a car appropriate to his status of a value not exceeding thirty five thousand pounds (£35,000) for his use in the performance of his duties and, subject to any restrictions or conditions from time to time imposed by the Company, the Executive and his spouse/partner may use the car for their private purposes.

11.2	The Company shall pay all normal servicing, insurance and running expenses in relation to the car and all fuel expenses incurred by the Executive in the performance of his duties upon production of the relevant receipts in accordance with standard company practice. The Executive is responsible for all fuel expenses incurred when using the car for private purposes

11.3	The Executive shall take good care of the car and shall observe the terms and conditions of the car policy and the insurance policy relating to it.

11.4	The car shall be replaced with a new car of a similar kind not less than once every 4 years.

11.5	The Executive shall inform the Company immediately if he is disqualified from holding a driving licence and the Executive shall not have use of a car during any period of disqualification.

11.6	Alternatively, the Company shall provide the Executive with a non-pensionable car allowance of six hundred and fifty pounds (£650) gross per month payable monthly in arrears, together with payment of salary pursuant to clause 6 in order that he may make available a car for business use. The cash allowance will be subject to any terms in place at the time. The Company will pay all fuel expenses incurred by the Executive in the performance of his duties in line with the policy in place at the time. For the avoidance of doubt, the Company will not pay any fuel expenses incurred by the Executive during his personal use of the car. The Executive shall inform the Company immediately if he is disqualified from holding a licence and the Executive shall not be provided with a cash allowance during any period of disqualification.

12	EXPENSES

The Company shall reimburse or procure that the Executive is reimbursed:

12.1	all reasonable travelling hotel and other expenses wholly and necessarily incurred by him in the performance of his duties under this Agreement and in line with any policy in place at the time; and

12.2	the cost of subscription to all professional bodies to which he is obliged to belong in order to maintain his professional qualifications on production of appropriate receipts, if required by the Company.

13	HOLIDAYS

13.1	The Executive is entitled to 25 days’ holiday with pay every calendar year in addition to bank and other public holidays. The Company’s holiday year runs from January to December.

13.2	The Executive’s holiday entitlement is inclusive of his statutory entitlement which is twenty (20) days per annum. When calculating the Executive’s statutory entitlement bank and public holidays are taken into account. The statutory entitlement cannot be carried over from one holiday year to the next and no pay in lieu can be made to the Executive.

13.3	During the first year of the Executive’s employment the Executive’s statutory holiday entitlement will accrue pro rata monthly in advance. Where this calculation results in fractions of days the amount of leave which can be taken is rounded up to the next half day. Any rounded up element is deducted from the leave remaining.

13.4	Save as provided for in clause 13.3 above, the Executive’s entitlement to holiday accrues pro rata throughout each holiday year (disregarding fractions of days). The Executive will be deemed to have taken statutory holiday first.

13.5	Any entitlement to holiday over and above any statutory entitlement remaining at the end of any holiday year shall lapse and no payment in lieu will be made for accrued untaken holiday.

13.6	If the Executive has taken holiday in excess of his entitlement on termination of employment he will be required to give account for it and the Company will make a deduction from his final salary payment accordingly. If the Executive has accrued holiday owing to him, the Company may at its discretion, require him to take the outstanding holiday during any notice period or make a payment in lieu thereof.

13.6.1	For the purposes of the clause 13.5 above, a day’s pay will be calculated on the following basis:

 l/260th

13.7	If the Executive’s employment is terminated without notice, he will not be entitled to holiday pay for holiday which would have accrued during the notice period, had he continued to be employed throughout that time.

13.8	If the Executive wishes to book holiday then this should be done through the President of International Operations or his line manager at the time. In normal circumstances, the Company requires the Executive to give at least four (4) weeks notice where he wishes to take five (5) days holiday or more. If he wishes to take less than five (5) days holiday, he must give a minimum of two (2) weeks notice.

13.9	The Company is entitled to require the Executive to take holiday at its request and if it does so it will give him a minimum of two (2) weeks notice for holiday of four (4) days or less or four (4) weeks notice for holidays of five (5) days or more.

13.10	The Company may also refuse to allow the Executive to take holiday in circumstances where it would be inconvenient to the business. The Company reserves the right to refuse holiday up to and including the day before the holiday is due to be taken.

14	ILLNESS

14.1	The Executive shall continue to be paid during sickness absence (such payment to be inclusive of any statutory sick pay or social security benefits to which he may be entitled) for a total of up to 13 weeks at full pay and 13 weeks at half pay in 12 consecutive months.

14.2	Thereafter the Executive shall continue to be paid salary at the discretion of the Company. The Company will make an application on the Executive’s behalf for payment under the Company’s Permanent health insurance scheme subject to the provisions of clauses 8.2 to 8.4 above and providing that if such absence shall continue for a period of 12 months or more the Company may at its discretion terminate the employment of the Executive with immediate effect and in that event the Company shall pay to the Executive a sum equal to 6 months salary in full and final settlement of all and any claims the Executive may have against the Company arising from the termination of this Agreement.

14.3	The Executive will cease to accrue holiday, subject to any entitlement under the Working Time Regulations if he has been absent due to sickness, for four (4) consecutive weeks or more.

14.4	If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of a third party and the Executive recovers an amount by way of compensation for loss of earnings from that third party, he shall immediately pay that amount to the Company.

14.5	The Company shall be entitled to require the Executive to undergo examinations by a medical adviser appointed or approved by the Company and the Executive authorises the medical adviser and/or will provide such consents as are necessary to disclose to the Company the results of such examinations.

15	RESTRICTIONS DURING EMPLOYMENT

15.1	During the continuance of his employment under this Agreement the Executive shall unless prevented by incapacity devote his whole time and attention to the business of the Company and shall not without the prior written consent of the Board:

15.1.1	set up or engage in any other business; or

15.1.2	be concerned or interested in any other business of a similar nature to or competitive with that carried on by the Company or any Group Company or which is a supplier or customer of the Company or Group Company in relation to its goods or services; or

15.1.3	solicit the custom of, canvass, approach or deal with, in competition with the Company or any Group Company, any person (including any company, firm, organisation or other entity) to whom the Company or any Group Company supplies services or with whom the Company or any Group Company is in negotiations or discussions regarding the possible supply of services; or

15.1.4	discourage any such person referred to in clause 15.1.3 above from conducting or continuing to conduct business with the Company or any Group Company on the best terms available to the Company or any Group Company; or

15.1.5	induce or attempt to induce any director or senior employee of the Company or any Group Company and with whom the Executive has material dealings in the course of his employment, to leave the employment of the Company or any Group Company provided that nothing in this clause shall preclude the Executive from holding or being otherwise interested in any shares or other securities of any company which is quoted on any recognised investment exchange (as defined by section 207(1) Financial Services Act 1986) so long as the interest of the Executive in such shares or other securities does not extend to more than five per cent (5%) of the total amount of such shares or securities.

15.2	If during his employment under this Agreement the Executive shall cease to be a director of the Company (otherwise than by reason of his death, resignation or disqualification pursuant to the articles of association of the Company or by statute or court order or under clause 20 below) and should his employment continue, the terms of this Agreement (other than those relating to the holding of office of director) shall continue in full force and effect and the Executive shall have no claims against the Company in respect of his ceasing to be a director.

16	INTELLECTUAL PROPERTY

16.1	If the Executive makes, or if the Executive participates in making, any invention, any design (whether registrable or not), or any work in which copyright and/or database rights subsist and which relates to or is useful in connection with the business of the Company or of any Associated Company the Executive shall disclose it to the Company immediately, whether or not it is the property of the Company and:

16.1.1	in the case of an invention give the Company full particulars of the invention together with all information, data (in all forms and in all media), drawings and models, embodying or relating to the invention, irrespective of the nature of the invention or when it was made; and

16.1.2	in the case of designs or copyright works, a copy of all such designs and works;

and, in addition, the Company may call for the same to be delivered forthwith to an authorised representative at any time.

16.2	If an invention made by the Executive is the property of the Company under Section 39 Patents Act 1977 the Executive shall execute all documents and do all things which may be necessary or desirable for obtaining the best possible patent, utility model or similar protection for the invention (“Protection”) in territories specified by the Company and the Executive hereby assigns to the Company with full title guarantee all his rights to the invention and all applications for Protection and to the grant of Protection in respect of that invention and shall execute all documents and do all such things as may be necessary or desirable for perfecting the assignment and obtaining registration of it in all territories in the name of the Company.

16.3	Notwithstanding clause 16.2 the Company shall not be under any obligation to apply for Protection in respect of any invention made by the Executive.

16.4	If any invention is the property of the Executive under Section 39 Patents Act 1977 and relates to or is useful in connection with the business or any product or service of the Company or of any Associated Company the Executive shall not grant a licence or execute an assignment in respect of that invention to any other person without first offering to grant a licence or execute an assignment for the benefit of the Company on terms no less favourable than those offered to the third party, and the Company shall have fifteen working days in which to accept or reject the offer.

16.5	If during the course of his work for the Company (whether in the course of normal duties or not and whether or not during normal working hours) the Executive makes, or participates in the making of any design (whether registrable or not) or any work in which copyright and/or database rights subsist the Executive hereby assigns to the Company with full title guarantee and, where appropriate, by way of future assignment, all such rights for the full term thereof throughout the world, provided that the assignment shall not extend to those designs or works which are created by the Executive wholly outside his normal working hours and wholly unconcerned with his service under this Agreement.

16.6	In the case of designs and copyright which are registrable anywhere in the world the Executive shall execute all documents and do all things which are necessary or desirable for obtaining the best possible registration in respect of such rights in territories specified by the Company and shall assign to the Company such rights as are not already held by the Company in all subsequent registrations and applications for registration.

16.7	The Executive hereby irrevocably appoints the Company to be the Executive’s attorney in his name and on his behalf to sign or execute any document or do anything and generally to use the Executive’s name for the purpose of giving to the Company the full benefit of the provisions of this clause 16 and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any document or act falls within the authority conferred by this clause shall be conclusive evidence that that is the case.

16.8	The Executive waives all moral rights (whether arising under Chapter IV of the Copyright Designs and Patents Act 1988 or otherwise, to the extent permissible under the relevant legislation in each jurisdiction) in works to which clause 16.5 applies.

16.9	The Executive warrants that he is not bound by any legally enforceable obligations owed to persons other than the Company which would prevent the Executive from complying with the terms of this Agreement and the Executive shall not without proper licence use any inventions or information in breach of rights owed to or held by persons other than the Company or copy or adapt copyright works or designs owned by persons other than the Company.

16.10	All the provisions of this clause 16 shall survive termination of the Executive’s employment insofar as they relate to inventions, information, designs and works in which copyright and/or database right subsists and which were created before termination.

17	CONFIDENTIALITY

17.1	The Executive shall not (except in the proper performance of his duties) during or after his employment has ended divulge to any person or otherwise make use of (and shall use his best endeavours to prevent the publication or disclosure of) any trade secret or secret manufacturing process or any confidential information concerning the business or finances of the Company or any Group Company or any of their dealings transactions or affairs or any trade secret or secret manufacturing process or any such confidential information concerning any of their suppliers, agents, distributors or clients/customers.

17.2	Confidential information includes, but is not limited to:

Financial information such as monthly results, salaries, variable and fixed costs,

strategy of the Company, WIP & debtor performance, contract performance, Service

Level Agreements, charges to clients, client data, new business lines

17.3	The restrictions in clauses 17.1 and 17.2 shall not apply to information which:

17.3.1	comes into the public domain otherwise than by a breach by the Executive of his obligations under this Agreement; or

17.3.2	is disclosed to the Executive by a third party who has not received it directly or indirectly from the Company or any Group Company or

17.3.3	must be disclosed by any applicable law, to the extent of such required disclosure.

18	DATA PROTECTION

18.1	The Executive acknowledges that the Company will hold personal data relating to the Executive such data will include the Executive’s employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive personal data relating to the Executive’s health, and data held for equal opportunities purposes). The Company will hold such personal data for personnel administration and management purposes and to comply with the obligations regarding the retention of Executive/worker records. The Executive’s right of access to such data is as prescribed by law.

18.2	The Executive hereby undertakes and agrees that the Company may process personal data relating to personnel administration and management purposes, and may, when necessary for those purposes, make such data available to its advisers, to third parties providing products and/or services to the Company, (such as IT systems suppliers, pensions, benefits and payroll administrators) and as required by law. Further, the Executive hereby agrees that the Company may transfer such data to and from any Group Company. By signing this Agreement, the Executive expressly consents to the collection, transfer and use of such data in accordance with this Clause 18.

19	MONITORING

19.1	The Executive acknowledges that the Company may monitor messages sent and received via email, the Internet and voicemail systems to ensure that the Executive is complying with the Company’s policy for use by its employees of these systems.

20	TERMINATION OF EMPLOYMENT

20.1	The Company may at any time and in its absolute discretion (whether or not any notice of termination has been given by the Company or the Executive under clause 2 above) terminate the Agreement with immediate effect and make a payment in lieu of notice. This payment shall comprise solely the Executive’s basic salary (at the rate payable when this option is exercised) and shall not include any bonus, pension contributions or any other benefits and shall be subject to deductions for income tax and national insurance contributions as appropriate (the “Payment in Lieu”). The Executive will not, under any circumstances, have any right to payment in lieu unless the Company has exercised its option to pay in lieu of notice.

20.2	The Payment in Lieu shall be made at the times the Company would have made payments to the Executive had notice been given or, if notice has previously been given, on the expiry of the remainder of the period of notice. During any such period the Executive is required to keep the Company informed on a monthly basis as to his earnings and the Executive agrees that the Company may deduct any monies he earns during that period from the Payment in Lieu.

20.3	The employment of the Executive may be terminated by the Company without notice or payment in lieu of notice if the Executive:

20.3.1	is guilty of any serious misconduct or any other conduct which affects or is likely to affect prejudicially the interests of the Company or any Group Company to which he is required to render services under this Agreement; or

20.3.2	fails or neglects efficiently and diligently to discharge his duties or commits any serious or repeated breach or non-observance by the Executive of any of the provisions contained in this Agreement; or

20.3.3	fails to achieve reasonable performance targets set by the Board/Company/Parent; or

20.3.4	has an interim receiving order made against him, becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

20.3.5	is convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

20.3.6	is disqualified from holding office in another company by reason of an order of a court of competent jurisdiction; or

20.3.7	shall become of unsound mind or become a patient under the Mental Health Act 1983; or

20.3.8	is convicted of an offence under the Criminal Justice Act 1993 in relation to insider dealings or under any other present or future statutory enactment or regulations relating to insider dealings; or

20.3.9	is in breach of the Model Code on directors’ dealings in listed securities, including securities dealt on the OFEX trading facility and securities dealt on the Alternative Investment Market published by the London Stock Exchange Limited;

20.3.10	ceases to be a director of the Company otherwise than at the request of the Company.

21	SUSPENSION

21.1	The Company may suspend the Executive for up to 60 days on full pay to allow the Company to investigate any complaint made against the Executive in relation to his employment with the Company.

21.2	Provided the Executive continues to enjoy his full contractual benefits and receive his pay in accordance with this Agreement, the Company may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after the Executive or the Company has given notice of termination to the other, without breaching this Agreement or incurring any liability or giving rise to any claim against it:

21.2.1	exclude the Executive from the premises of the Company and/or the Group;

21.2.2	require the Executive to carry out only specified duties (consistent with his status, role and experience) or to carry out no duties;

21.2.3	announce to any or all of its employees, suppliers, customers and business partners that the Executive has been given notice of termination or has resigned (as the case may be);

21.2.4	prohibit the Executive from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the Company or the Group until his employment has terminated except to the extent he is authorised to do so by [his manager] in writing;

21.2.5	require the Executive to resign his directorship of any Group Company;

21.2.6	require the Executive to comply with any other reasonable conditions imposed by the Company.

The Executive will continue to be bound by all obligations (whether express or implied) owed to the Company under the terms of the Agreement or as an employee of the Company.

22	RESIGNATION AND RETURN OF COMPANY PROPERTY

22.1	Upon the termination by whatever means of this Agreement the Executive shall;

22.1.1	immediately resign from his office as a director of the Company and from such offices held by him in any Group Company without claim for compensation; and

22.1.2	immediately deliver to the Company all credit cards motor-cars, keys, computer media and other property, in whatever form, of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control.

22.2	If the Executive fails to comply with clause 21.2.5 the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and complete any documents or do any thing necessary to give effect to this clause.

22.3	The Executive shall not without the consent of the Company at any time after the termination of this Agreement represent himself still to be connected with the Company or any Group Company.

23	RECONSTRUCTION OR AMALGAMATION

If the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement then the Executive shall have no claim against the Company or any Group Company in respect of the termination of his employment under this Agreement.

24	RESTRICTIONS

24.1	Definitions

In this clause the following words shall have the following meanings:

“Relevant Date”

the earlier of the date on which the employment terminates or the date on which notice of termination is given (whether by the Executive or the Company);

“Person”

includes any company, firm, organisation or other entity;

“Area”

within England, Scotland, Wales and Northern Ireland;.

“Client” or “Customer”

any Person to whom the Company or a Group Company supplied services during the 12 months preceding the Relevant Date and with whom at any time during such period the Executive was actively involved in the course of his employment;

“Prospective Client” or “Prospective Customer”

any Person with whom the Company or a Group Company had negotiations or discussions regarding the possible supply of services during the 6 months immediately preceding the Relevant Date and with whom at any time during such period the Executive was actively involved in the course of his employment.

24.2	The Executive covenants with the Company and as trustee for each Group Company that:

24.2.1	Non-competition

the Executive shall not for a period of 6 months from the Relevant Date directly or indirectly be interested or concerned in any business which is carried on in the Area and which:

(a)	concerns the business of loss adjusting and claims management and with which the Executive was actively involved at any time during 6 months ending on the Relevant Date; or

(b)	is competitive or likely to be competitive with the business of the Company or a Group Company being carried on at the Relevant Date and with which the Executive was actively involved during the 6 months ending on the Relevant Date.

For this purpose, the Executive is concerned in a business if:

(c)	he carries it on as principal or agent; or

(d)	he is a partner, director, employee, secondee, consultant or agent in, of or to any Person who carries on the business; or

(e)	subject to clause 15 above, he has any direct or indirect financial interest (as shareholder or otherwise) in any Person who carries on the business.

24.2.2	Non-solicitation

the Executive shall not for a period of 6 months from the Relevant Date directly or indirectly:

(a)	canvass or solicit business or approach any Customer/Client or Prospective Customer/Client in respect of services similar to those being provided by the Company or a Group Company as at the Relevant Date;

(b)	seek to do business or deal with any Customer/Client or Prospective Customer/Client in respect of services similar to those being provided by the Company or a Group Company as at the Relevant Date; or

(c)	canvass or solicit business from or make an approach to any supplier of the Company or a Group Company with whom the Executive was actively involved during the 12 months ending on the Relevant Date to cease to supply, or to restrict or vary the terms of supply to the Company or a Group Company or otherwise interfere with the relationship between such a supplier and the Company or a Group Company.

(d)	accept employment with or act as consultant for any customer/ client.

24.2.3	Non-poaching

the Executive shall not for a period of 6 months after the Relevant Date:

(a)	directly or indirectly induce or attempt to induce any senior or key employee of the Company or a Group Company who is engaged in any business activity carried on by the Company or a Group Company at the Relevant Date and with whom the Executive during the 12 months ending on the Relevant Date had dealings in the course of his employment, to leave the employment of the Company or a Group Company (whether or not this would be a breach of contract by that employee) for the purposes of being involved in or engaged in the types of business referred to in sub-clauses 24.2.l(a) and 24.2.l(b) above; or

(b)	employ, attempt to employ or offer employment to any senior or key employee of the Company or a Group Company who is engaged in any business activity carried on by the Company or a Group Company at the Relevant Date and with whom the Executive during the 12 months ending on the Relevant Date had material dealings in the course of his employment, for the purposes of being involved in or engaged in the types of business referred to in sub-clauses 24.2.1(a) and 24.2.l(b) above.

24.3	The restrictions in this clause are considered by the parties to be reasonable and the validity of each sub-clause shall not be affected if any of the others is invalid. If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

24.4	The Executive acknowledges that the provisions of this clause are no more extensive than is reasonable to protect the Company or the Group.

25	SEVERABILITY

If any of the provisions of this Agreement become invalid or unenforceable for any reason by virtue of applicable law the remaining provisions shall continue in full force and effect and the Company and the Executive hereby undertake to use all reasonable endeavours to replace any legally invalid or unenforceable provision with a provision which will promise to the parties (as far as practicable) the same commercial results as were intended or contemplated by the original provision.

26	THIRD PARTIES

Unless the right of enforcement is expressly granted, it is not intended that a third party other than the Company or Group Company should have the right to enforce the provisions of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

27	NOTICES

27.1

Any notice required or permitted to be given under this Agreement shall be given in writing delivered personally or sent by first class post pre-paid recorded delivery (air mail if overseas) or by facsimile to the party due to receive such notice at, in the case of the Company, its registered office from time to time and, in the case of the

Executive, his address as set out in this Agreement (or such address as he may have notified to the Company in accordance with this clause).

27.2	Any notice delivered personally shall be deemed to be received when delivered to the address provided in this Agreement and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received 2 days after posting and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. A notice sent by facsimile shall be deemed to have been received on receipt by the sender of confirmation in the transmission report that the facsimile had been sent.

28	STATUTORY INFORMATION

Schedule 1 to this Agreement sets out information required to be given to the Executive by the Employment Rights Act 1996.

29	MISCELLANEOUS

29.1	This Agreement is governed by and shall be construed in accordance with the laws of England.

29.2	The parties to this Agreement submit to the exclusive jurisdiction of the English courts.

29.3	This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment of the Executive by the Company (which shall be deemed to have been terminated by mutual consent).

29.4	The Executive authorises the Company to deduct from any remuneration payable to the Executive under this Agreement any sums due from him to the Company or any Group Company including the cost of repairing any damage to Company or any Group Company property caused by the Executive and any loss suffered by the Company or any Associated Company as a result of negligence or breach of duty by the Executive.

SCHEDULE 1

Statement Of Particulars Pursuant To The Employment Rights Act 1996

1	The Executive’s period of continued employment will commence on 17 August 2002. A period of employment with a previous employer does not count as part of the Executive’s continuous employment with the Company.

2	A contracting-out certificate is not in force in respect of this employment.

3	There is no formal disciplinary or grievance procedure applicable to this position. Any grievance which the Executive wishes to exercise or any disciplinary action taken by the Company will be dealt with by the President of International Operations. If the Executive is dissatisfied with any decision he can within five (5) working days of that decision appeal to the Board whose decision shall be final and binding. For the avoidance of doubt any disciplinary or grievance procedure does not form part of the Service Agreement.

4	The Executive is under no obligation to work overseas for periods exceeding 1 month.

5	The Company is not a party to any collective agreement which affects the Executive’s employment.

SCHEDULE 2

Bonus Scheme

See attached bonus scheme for 2001.

Executed as a Deed by [ ] in the presence of:

/s/ J.T. Bowman	Director

/s/ D.V. Hendry	Director/Company Secretary

Signed as a Deed by Ian Muress in the presence of:	/s/ Ian Muress

Witness signature:	/s/ D. A. Muress
Name:	MRS. D. A. MURESS
Address:	[redacted]
Occupation:	TEACHER